EXHIBIT I

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                            YEAR ENDED DECEMBER 31:
                                 ------------------------------------------------------------------------------
                                     1993*           1992*           1991*            1990            1989
                                 --------------  --------------  --------------  --------------  --------------
Number of shares on which
  published earnings per share
  is based:
     Average outstanding during
year...........................     573,239,240     570,896,489     572,003,382     572,647,906     581,102,404
Add--Incremental shares under
  stock option and stock
purchase plans.................        --              --              --             1,665,262       1,488,455
    --Incremental shares
  related to 7 7/8% con-
  vertible debentures
(average)......................        --              --              --             8,162,976       8,161,799
    --Incremental shares
  related to 5 3/4% CGI
  convertible bonds
(average)......................        --              --              --              --              --
                                 --------------  --------------  --------------  --------------  --------------
Number of shares on which fully
  diluted earnings per share is
based..........................     573,239,240     570,896,489     572,003,382     582,476,144     590,752,658
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Net (loss) earnings applicable
  to common shareholders
(millions).....................         $(8,148)        $(4,965)        $(2,861)         $5,967          $3,722
Add--Net (loss) earnings effect
  of interest on 7 7/8%
  convertible debentures
(millions).....................        --              --              --                    65              66
    --Net (loss) earnings
  effect of interest on 5 3/4%
  CGI convertible bonds
(millions).....................        --              --              --              --              --
                                 --------------  --------------  --------------  --------------  --------------
Net (loss) earnings on which
  fully diluted earnings per
  share is based (millions)....         $(8,148)        $(4,965)        $(2,861)         $6,032          $3,788
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Fully diluted (loss) earnings
per share......................         $(14.22)         $(8.70)         $(5.01)         $10.36           $6.41
Published (loss) earnings per
share..........................         $(14.22)         $(8.70)         $(5.01)         $10.42           $6.41

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*  In 1993, 1992, and 1991, incremental shares under stock plans and the effect of the convertible debentures and bonds were not considered for the fully diluted earnings per share calculation due to their antidilutive effect. As such, the amounts reported for primary and fully diluted earnings per share are the same. The 7 7/8% convertible debentures were called and redeemed on November 21, 1992.